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HALLIBURTON COMPANY

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DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Urges Others to Read Amended KBR Spinoff Filing Carefully

ALEXANDRIA, VIRGINIA, September 26, 2006 --- David A. Smith, a Halliburton shareholder, added the following to his filing earlier today:

"Other shareholders are urged to very carefully scrutinize the differences between the latest amended Form S-1 and the earlier versions of the KBR spinoff filing."

"I wish to thank the vigilant reporting of Footnoted, which ran the following item today while I was preparing my filing. I have block quoted their report below without seeking permission, but I give full attribution to their enterprising work."

Spreading Like Kudzu?

Late Friday, KBR, which Halliburton (HAL) has been talking about spinning off for much of 2006, filed its latest amended S-1. The filing, which weighed in at 358 pages, was nearly 100 pages longer than the amended S-1 filed just before Memorial Day weekend. But one of the things that popped out - thanks to help from 10k Wizard's Compare Wizard feature - was this little item:

In addition, information recently uncovered suggests that, prior to 1998, plans may have been made by employees of The M.W. Kellogg Company to make payments to government officials in connection with the pursuit of a number of other projects in countries outside of Nigeria. Additionally, Halliburton has suspended the services of an agent that has served on projects outside of Nigeria and is actively reviewing compliance of an additional agent used in connection with a separate Nigerian project.

For those who haven't been following this story all that closely, it's the words "other projects in countries outside of Nigeria" that is new here. Indeed, Halliburton's most recent filing on the subject - the Q it filed on July 28 - is a bit more circumspect, only mentioning that subpoenas have been issued "in connection with multiple projects over the last 20 years located both in and outside of Nigeria" but there's nothing about payments being made in other countries outside of Nigeria. Also new in the Friday filing is the disclosure of issues with a second separate agent in Nigeria.

What to make of this latest disclosure? A quick skim of both Halliburton and KBR's recent filings shows that the whole thing is pretty complicated and subject to numerous investigations both here and overseas. The KBR IPO has already been delayed and according to this Marketwatch story is now scheduled for April "dependent on market conditions". The real question for Halliburton investors is just how quickly the kudzu will grow between now and then. [link to Marketwatch story redacted for this filing's purposes]

Smith says, "That is precisely the sort of thing I mean when I question the degree of due diligence done with the Dresser deal. For the billing rate that Halliburton shareholders pay to law firms like Baker Botts and Vinson & Elkins, I don't think it's too much to ask that the due diligence on Halliburton's M&A deals be top-notch."

Smith concludes: "I sincerely hope that there are partners from the law firms who blessed the Dresser deal on hand at the next stockholders' meeting, because I've got some questions I'd like answered about their due diligence methods."

Meanwhile, Smith says, "The thing about kudzu is, once it gets going, it's a little bit like a slow-motion Southern avalanche. Maybe if Congress starts holding hearings into these matters, we can call it the Kudzu Committee."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006. Mr. Smith did not seek or obtain permission to quote the third-party sources contained in this filing.